Callidus Software Announces Second Quarter 2010 Results

Second Consecutive Quarter of Sequential Revenue Growth; Recurring Revenues $13.3 Million, Up 12% Year Over Year

SAN JOSE, CA -- (Marketwire - July 29, 2010) - Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced financial results for the second quarter ended June 30, 2010.

"Revenues grew sequentially for the second quarter in a row from $16.2 million to $17.1 million, and recurring revenues are up 12% year over year, now accounting for 77% of our total revenues," said Leslie Stretch, president and CEO at Callidus Software. "In parallel, we made significant progress in our operational efficiency, reducing quarterly operating expenses by approximately $2.0 million over the prior year and $1.2 million over the prior quarter. We also generated $2.3 million of positive cash flows from operations versus using approximately $2 million in Q1."

"In the quarter, we continued to drive growth in our business, successfully adding 54,000 new payees, and implementing a record-high 24 customers. We continued to see strong renewal rates for our existing customers at over 90% during the quarter, attesting to the high on-going return on investment generated by the solutions. At the same time, we added good new customer wins on our new Monaco SPM solutions, including MetroPCS Wireless and CoBiz Financial."

Total second quarter revenues of $17.1 million, represented a decrease of 23% compared to the same quarter last year; however, revenues were up 6% compared to first quarter this year revenues of $16.2 million. Recurring revenues, which include subscription and support, were $13.3 million, an increase of 12% compared to the same quarter last year and up 8% compared to first quarter this year revenues of $12.3 million. Recurring revenues now contribute 77% of total revenues, up from 53% in the same quarter last year.

Second quarter services revenues were $3.5 million, down 63% from Q2 2009, and down slightly from Q1 2010. Second quarter license revenues were $0.4 million, down 67% as compared to the second quarter of 2009 and up slightly from Q1, reflecting the planned, on-going shift to a business model which focuses predominantly on recurring revenues.

While total and recurring revenues grew over Q1, cost control continued to play an important role in Q2 2010 resulting in a gross margin of 40% consistent with Q2 of 2009 and an increase from Q1 2010's level of 32% primarily due to an improvement in the recurring revenue margin from 48% in Q1 2010 to 54% in Q2 2010. The negative margin in our services business continued to pull down the overall margin and is a focus of senior management. Operating costs of $10.5 million in Q2 2010 were down $2 million or 15.6% from Q2 2009 and down $1.2 million or 10.5% from Q1 2010 as the benefits of off shoring and other Q1 expense control actions were fully realized.

Second quarter GAAP net loss was $3.7 million, or ($0.12) per share, which included $0.5 million of restructuring expense, $1.9 million of stock-based compensation expense, and $0.2 million of amortization of acquired intangible assets. This compares to GAAP net loss of $3.3 million, or ($0.11) per share, for the second quarter of 2009, which included $0.6 million of restructuring expense, $1.2 million of stock-based compensation expense and $0.1 million of amortization of acquired intangible assets. The significant improvement in Q2 results over the Q1 GAAP net loss of $6.0 million or ($0.19) per share resulted from the improvement in margin and the reductions in operating costs.

Second quarter non-GAAP net loss was $1.2 million, or ($0.04) per share, compared to a non-GAAP net loss of $1.3 million, or ($0.04) per share, for the same period last year and a non-GAAP net loss of $3.7 million or ($0.12) per share in Q1 2010. Non-GAAP net loss excludes restructuring expense, stock-based compensation expense and amortization of acquired intangible assets. Non-GAAP operating expenses for Q2 2010 of $8.3 million were down $2.5 million or approximately 23% from Q2 2009 and $1.6 million or 15.9% from Q1 2010. Non-GAAP operating expenses exclude restructuring expense, stock based compensation expense and amortization of acquired intangible assets.

Cash and investments totaled $29.7 million at June 30, 2010; a decrease of $0.5 million from March 31, 2010. Cash generated from Operations was $2.3 million in the quarter while total deferred revenue of $29.2 million is up $1.9 million from the prior quarter.

Recent Business Highlights

  Products: Callidus launched the newest addition to the Monaco SPM suite with Sales Coaching. With this new SaaS product, powered by ForceLogix, Callidus now enables businesses to build improved sales process and coaching programs to help drive gains in overall attainment and revenues. Under the agreement, Callidus has received exclusive rights to be the only SPM vendor to sell ForceLogix' SalesForce Optimizer solution. Callidus showcased the new Sales Coaching solution at the WorldatWork Total Rewards Conference and Exhibition in Grapevine, Texas in May.
  Partners: Callidus expanded its European geographic reach by signing a partnership agreement with Tagetik, an Italian global provider of Performance Management, Financial Governance, and Business Intelligence software solutions. The agreement further expands and strengthens Callidus' EMEA reseller network, which already extends to Spain, Greece, Romania, Bulgaria, Turkey, Africa, Poland, and Israel.

Financial Outlook

  Total revenues for the third quarter of 2010 are expected to be between $16.7 million and $17.7 million.
  GAAP operating expenses, including stock-based compensation expenses of approximately $1.6 million, are expected to be between $9.6 million and $10.6 million in the third quarter of 2010.

Conference Call

A conference call to discuss the second quarter 2010 results and outlook is scheduled for 1:30 p.m. Pacific Time (PT) today. The conference call will be available via live webcast at the Investor Relations section of Callidus Software's website at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=146634&eventID=3208877. To participate in the call via telephone, the dial-in number will be: (800) 901-5241 (international: +1 (617) 786-2963), passcode 14356702.

A webcast replay will be available after 3:30 p.m. PT on July 29, 2010 through August 6, 2010. The webcast replay will be available at the Investor Relations section of our website under Calendar of Events.

About Callidus Software®

Callidus Software (NASDAQ: CALD) is the market and technology leader in Sales Performance Management (SPM). Callidus customers gain a competitive advantage by maximizing sales cost efficiencies and driving improvements in sales effectiveness. Our award-winning Software-as-a-Service (SaaS) applications set the standard for performance management of a company's sales force and channel partners. Over 2 million employees and channel partners have their performance managed by Callidus Software. For more information, please visit www.callidussoftware.com.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including estimates of third quarter 2010 total revenues, operating expenses and stock-based compensation expense reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding purchasing trends in the SPM market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand services, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2009 and Form 10-Q for the first quarter of 2010, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

Non-GAAP Financial Measures

Callidus has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP operating expense, income (loss) from operations, net loss and net loss per share. Callidus uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors, as a supplement to GAAP measures, in evaluating Callidus' operating performance. Callidus believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in Callidus' industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures exclude stock-based compensation expense pursuant to SFAS 123®, restructuring expense and amortization of acquired intangibles. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

© 1998-2010 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, and TrueComp Manager are trademarks, service marks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                           CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (In thousands, except for per share data)
                                (unaudited)

                                   Three months ended     Six months ended
                                        June 30,              June 30,
                                  -------------------   -------------------
                                    2010       2009       2010       2009
                                  --------   --------   --------   --------

Revenues:
  Recurring                      $  13,265  $  11,802  $  25,551  $  23,499
  Services                           3,488      9,407      7,134     20,609
  License                              387      1,161        616      4,162
                                  --------   --------   --------   --------

    Total revenues                  17,140     22,370     33,301     48,270

Cost of revenues:
  Recurring (1)                      6,120      5,416     12,535     11,201
  Services (1) (2)                   4,045      7,671      8,457     16,980
  License                               87        251        197        442
                                  --------   --------   --------   --------

    Total cost of revenues          10,252     13,338     21,189     28,623
                                  --------   --------   --------   --------

Gross profit                         6,888      9,032     12,112     19,647

Operating expenses:
  Sales and marketing (1) (2)        3,993      5,444      8,638     11,306
  Research and development (1)       2,427      3,673      5,564      7,474
  General and administrative (1)     3,627      2,683      6,859      6,250
  Restructuring                        451        639      1,170        805
                                  --------   --------   --------   --------

    Total operating expenses        10,498     12,439     22,231     25,835
                                  --------   --------   --------   --------

Operating loss                      (3,610)    (3,407)   (10,119)    (6,188)

Interest and other (expense)
 income, net                          (100)       161        (94)       190
                                  --------   --------   --------   --------

Loss before provision (benefit)
 for income taxes                   (3,710)    (3,246)   (10,213)    (5,998)

Provision (benefit) for income
 taxes                                  38         88       (514)       146
                                  --------   --------   --------   --------

Net loss                         $  (3,748) $  (3,334) $  (9,699) $  (6,144)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share                           $   (0.12) $   (0.11) $   (0.31) $   (0.21)
                                 =========  =========  =========  =========

Shares used in basic and diluted
 per share computation              31,284     29,942     31,125     29,747
                                  ========   ========   ========   ========

(1) Stock-based compensation included in amounts above by category:

  Cost of recurring revenues           113        131        237        294
  Cost of services revenues            201        243        442        256
  Sales and marketing                  307        342        579        574
  Research and development             249        267        468        409
  General and administrative         1,031        252      1,528        679
                                  --------   --------   --------   --------
    Total stock-based
     compensation                $   1,901  $   1,235  $   3,254  $   2,212
                                 =========  =========  =========  =========

(2) Acquisition related asset
 amortization                    $     159  $     125  $     316  $     313

                           CALLIDUS SOFTWARE INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS

                               (In thousands)
                                (unaudited)

                                                  June 30,     December 31,
                                                    2010           2009
                                               -------------  -------------
Assets

Current assets:
  Cash and cash equivalents                    $      12,456  $      11,565
  Short-term investments                              16,181         21,985
  Accounts receivable, net                            14,319         12,715
  Deferred income taxes                                  170            170
  Prepaid and other current assets                     4,560          3,872
                                               -------------  -------------

    Total current assets                              47,686         50,307

Long-term investments                                  1,102          1,142
Property and equipment, net                            5,623          4,355
Goodwill                                               8,054          5,528
Intangible assets, net                                 5,256          2,993
Deferred income taxes, noncurrent                      1,255          1,255
Deposits and other assets                              1,975            679
                                               -------------  -------------

    Total assets                               $      70,951  $      66,259
                                               =============  =============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                             $       2,430  $       3,407
  Accrued payroll and related expenses                 3,468          3,929
  Accrued expenses                                     7,578          3,219
  Deferred income taxes                                1,229          1,229
  Deferred revenue                                    24,841         21,440
  Capital lease obligations, short-term                  130              -
                                               -------------  -------------

    Total current liabilities                         39,676         33,224

Long-term deferred revenue                             4,406            668
Other liabilities                                        761          1,136
Capital lease obligations, long-term                     386              -
                                               -------------  -------------

    Total liabilities                                 45,229         35,028
                                               -------------  -------------

Stockholders' equity:
  Common stock                                            31             30
  Additional paid-in capital                         216,578        212,435
  Acquisition contingent consideration                   203              -
  Accumulated other comprehensive income                  87            244
  Accumulated deficit                               (191,177)      (181,478)
                                               -------------  -------------

    Total stockholders' equity                        25,722         31,231
                                               -------------  -------------

    Total liabilities and stockholders' equity $      70,951  $      66,259
                                               =============  =============

                           CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                               (In thousands)
                                (unaudited)

                                                     Six months ended
                                                         June 30,
                                               ----------------------------
                                                    2010           2009
                                               -------------  -------------

Cash flows from operating activities:
  Net loss                                     $      (9,699) $      (6,144)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Depreciation expense                               1,095          1,436
    Amortization of intangible assets                  1,271            848
    Provision for doubtful accounts and
     service remediation reserves                       (167)           (46)
    Stock-based compensation                           3,051          2,212
    Stock-based compensation related to
     acquisition contingent consideration                203              -
    Revaluation of acquisition contingent
     consideration                                        41              -
    Release of valuation allowance                      (614)             -
    Net amortization on investments                      104             15
    Put option loss                                       52            306
    Gain on investments classified as trading
     securities                                          (52)          (373)
    Changes in operating assets and
     liabilities:
      Accounts receivable                               (421)         7,704
      Prepaid and other current assets                  (748)           935
      Other assets                                      (702)           189
      Accounts payable                                  (945)           234
      Accrued expenses                                 1,348         (2,270)
      Accrued payroll and related expenses              (446)        (1,814)
      Accrued restructuring                             (117)          (488)
      Deferred revenue                                 7,008         (2,442)
      Deferred income taxes                               89             72
                                               -------------  -------------
        Net cash provided by operating
         activities                                      351            374
                                               -------------  -------------

Cash flows from investing activities:
  Purchases of investments                            (6,703)       (13,260)
  Proceeds from maturities and sale of
   investments                                        12,438          3,450
  Purchases of property and equipment                   (760)        (1,147)
  Purchases of intangible assets                      (1,554)          (506)
  Acquisition, net of cash acquired                   (1,922)           (14)
  Change in restricted cash                             (600)           202
                                               -------------  -------------
        Net cash provided by (used in)
         investing activities                            899        (11,275)
                                               -------------  -------------

Cash flows from financing activities:
  Net proceeds from issuance of common stock             854            990
  Repurchases of stock                                     -           (742)
  Repurchase of common stock from employees
   for payment of taxes on vesting of
   restricted stock units                               (220)          (319)
  Repayment of debt assumed through
   acquisition                                          (899)             -
                                               -------------  -------------
        Net cash used in financing activities           (265)           (71)
                                               -------------  -------------
Effect of exchange rates on cash and cash
 equivalents                                             (94)            83
                                               -------------  -------------
Net increase (decrease) in cash and cash
 equivalents                                             891        (10,889)
Cash and cash equivalents at beginning of
 period                                               11,565         35,390
                                               -------------  -------------
Cash and cash equivalents at end of period     $      12,456  $      24,501
                                               =============  =============

Non-cash activities:
  Fair value of common shares issued in
   connection with acquisition                 $         453              -
                                               =============  =============
  Fair value of liability-classified
   contingent consideration                    $         514              -
                                               =============  =============
  Purchases of property and equipment not paid
   as of period end                            $       2,042          1,445
                                               =============  =============
  Capital lease not paid as of period end      $         516              -
                                               =============  =============
  Purchases of intangible assets not paid as
   of period end                               $       1,114            981
                                               =============  =============

                           CALLIDUS SOFTWARE INC.
           RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

         (In thousands, except for percentages and per share data)
                                (unaudited)

                                     Three months ended   Six months ended
                                          June 30,            June 30,
                                     ------------------  ------------------
                                       2010      2009      2010      2009
                                     --------  --------  --------  --------
Non-GAAP operating expense
 reconciliation:

Operating expenses                   $ 10,498  $ 12,439  $ 22,231  $ 25,835
  Operating expenses, as a % of total
   revenues                                61%       56%       67%       54%
Add back:
  Non-cash stock-based compensation  $ (1,587) $   (861) $ (2,575) $ (1,662)
  Non-cash amortization of acquired
   intangible assets                     (159)     (125)     (316)     (250)
  Restructuring                          (451)     (639)   (1,170)     (805)
                                     --------  --------  --------  --------
Non-GAAP Operating Expenses          $  8,301  $ 10,814  $ 18,170  $ 23,118
                                     --------  --------  --------  --------
  Non-GAAP Operating expenses, as a %
   of total revenues                       48%       48%       55%       48%

Non-GAAP operating income (loss)
 reconciliation:

Operating income (loss)              $ (3,610) $ (3,407) $(10,119) $ (6,188)
  Operating income (loss), as a % of
   total revenues                         -21%      -15%      -30%      -13%
Add back:
  Non-cash stock-based compensation  $  1,901  $  1,235  $  3,254  $  2,212
  Non-cash amortization of acquired
   intangible assets                      159       125       316       313
  Restructuring                           451       639     1,170       805
                                     --------  --------  --------  --------
Non-GAAP Operating income (loss)     $ (1,099) $ (1,408) $ (5,379) $ (2,858)
                                     --------  --------  --------  --------
  Non-GAAP Operating income (loss),
   as a % of total revenues                -6%       -6%      -16%       -6%

Non-GAAP net income (loss)
 reconciliation:

Net income (loss)                    $ (3,748) $ (3,334) $ (9,699) $ (6,144)
  Net income (loss), as a % of total
   revenues                               -22%      -15%      -29%      -13%
Add back:
  Non-cash stock-based compensation  $  1,901  $  1,235  $  3,254  $  2,212
  Non-cash amortization of acquired
   intangible assets                      159       125       316       313
  Restructuring                           451       639     1,170       805
                                     --------  --------  --------  --------
Non-GAAP Net income (loss)           $ (1,237) $ (1,335) $ (4,959) $ (2,814)
                                     --------  --------  --------  --------
  Non-GAAP Net income (loss), as a %
   of total revenues                       -7%       -6%      -15%       -6%

Non-GAAP net income (loss) per share reconciliation:

Net income (loss) per basic and
 diluted share                       $  (0.12) $  (0.11) $  (0.31) $  (0.21)
Add back:
  Non-cash stock-based compensation      0.06      0.04      0.10      0.08
  Non-cash amortization of acquired
   intangible assets                     0.01      0.01      0.01      0.01
  Restructuring                          0.01      0.02      0.04      0.03
Non-GAAP net income (loss) per basic
 and diluted share                   $  (0.04) $  (0.04) $  (0.16) $  (0.09)
                                     --------  --------  --------  --------

Shares used in calculation of GAAP and Non-GAAP net income (loss) per share:

                                     --------  --------  --------  --------
  Basic and diluted                    31,284    29,942    31,125    29,747
                                     --------  --------  --------  --------

Investor Relations Contact:
Ron Fior
408-808-6518
ir@callidussoftware.com

Press Contact:
Lorna Heynike
408-808-6441
pr@callidussoftware.com